Exhibit 99.1

FOR RELEASE AT 12:45 PM CT:	FOR FURTHER INFORMATION:
Friday, November 21, 2014	Rich Sheffer (952) 887-3753

DONALDSON DECLARES QUARTERLY CASH DIVIDEND

MINNEAPOLIS, November 21, 2014 — Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors declared a regular cash dividend of 16.5 cents per share, payable December 19th to Shareholders of record as of December 8th. As of October 31st, there were approximately 137,200,000 shares outstanding.

The current declaration is the 237th consecutive quarterly cash dividend paid by Donaldson over a time span of 59 years.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,700 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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